UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 10, 2008

Microsemi Corporation

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-08866	95-2110371
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2381 Morse Avenue Irvine, California		92614
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code:  (949) 221-7100

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 240.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02               Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 10, 2008, the Company entered into an Executive Retention Agreement (the “Agreement”) with Mr. Hohener (the “Executive”), the Company’s Chief Financial Officer.  The Agreement provides that in the event the Executive’s employment is terminated by the Company without cause or by the Executive for good reason at any time upon or following a change of control, the Executive would be entitled to severance benefits based on a “Severance Multiplier” of two.  In the event that the Executive’s employment is terminated by the Company without cause or by the Executive for good reason at any time prior to a change of control, the Executive would be entitled to severance benefits based on a Severance Multiplier of one.  If severance benefits are triggered, the Executive would be entitled to a lump sum cash payment equal to the Severance Multiplier times the sum of his base salary as of the date of termination plus the highest annual bonus he received in any of the three years preceding the year of termination, as well as various continued payments related to insurance benefits and car allowance, and full acceleration of the Executive’s then outstanding and unvested equity-based awards. For these purposes, the terms “cause,” “good reason” and “change of control” are each defined in the Agreement.  The foregoing description of the Agreement is qualified in its entirety by reference to the Agreement, which is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by this reference.

Item 9.01               Financial Statements and Exhibits.

(d)          Exhibits.

Exhibit
Number	Description

10.1	Executive Retention Agreement dated November 10, 2008 between John W. Hohener and the Company.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Microsemi Corporation
(Registrant)

	By:	/s/ John W. Hohener
Date: November 12, 2008		John W. Hohener
Vice President, Chief Financial Officer,
Treasurer and Secretary